Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-204908

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Call Warrants linked to the JPX-Nikkei Index 400 due July 27, 2018	$264,928.00	$30.78
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PROSPECTUS SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-204908 Dated July 24, 2015 (To Prospectus dated June 12, 2015)

1,948 Call Warrants Linked to the JPX-Nikkei Index 400

UBS AG $264,928 Call Warrants linked to the JPX-Nikkei Index 400 due July 27, 2018

Investment Description

The call warrants (the “Warrants”) are warrants issued by UBS whose return is linked to the performance of the JPX-Nikkei Index 400 (the “index”). The Warrants are European-style cash-settled call warrants, entitling you to receive a cash payment, if any, based on the amount by which the closing level of the index on the expiration date (the “index ending level”) is above the closing level of the index on the trade date (the “index starting level”). The Warrants may only be exercised on the expiration date. The Warrants will be automatically exercised on the expiration date under the conditions described below. The Warrants will not be exercised and will expire worthless if the index ending level is equal to or less than the index starting level. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless.

Key Terms
Issuer:	UBS AG, London Branch (“UBS”).
Term:	3 years.
Warrant Description:	European-style, cash-settled call warrants (the “Warrants”), each linked to the performance of the JPX-Nikkei Index 400.
Index:	JPX-Nikkei Index 400.
Index Sponsors:	Japan Exchange Group, Inc., Tokyo Stock Exchange, Inc. and Nikkei Inc. (referred to as the “JPX-Nikkei Index 400 Sponsors” or the “index sponsors”).
Trade Date:	July 24, 2015.
Settlement Date:	July 29, 2015.
Expiration Date:	July 24, 2018, or if such day is not a trading day, the following trading day, subject to postponement in the event of the occurrence of a market disruption event as described herein.
Cash Settlement Payment Date:	July 27, 2018 (on or around the third business day following the expiration date), or if such day is not a business day, the following business day, subject to postponement in the event of the occurrence of a market disruption event as described herein.
Premium/Initial Investment:	$136.00 per Warrant, representing 13.60% of the notional amount per Warrant (references to “initial investment” in this prospectus supplement shall also refer to the “premium”).
Notional Amount:	$1,000.00 per Warrant.
Cash Settlement Amount:	For each Warrant, an amount equal to the greater of (i) the notional amount per Warrant multiplied by the index return and (ii) zero. The issuer will pay the cash settlement amount on the cash settlement payment date.
Index Return:	The quotient, expressed as a percentage, of (i) the index ending level minus the index starting level divided by (ii) the index starting level. Expressed as a formula:
Index Ending Level – Index Starting Level Index Starting Level
Index Starting Level:	14,929.07, which is the closing level of the index on the trade date, as determined by the calculation agent.
Index Ending Level:	The closing level of the index on the expiration date, as determined by the calculation agent.
Trading Day:	A day on which trading is generally conducted on the primary exchange(s) or markets(s) on which the securities constituting the index are listed or admitted for trading, as determined by the calculation agent.
Automatic Exercise:	The Warrants will be automatically exercised on the expiration date if the index ending level is greater than the index starting level. (You do not have the right to exercise your Warrants prior to the expiration date.)

Payment upon Automatic Exercise:	If the Warrants are automatically exercised, you will receive for each Warrant you own, the cash settlement amount on the cash settlement payment date.
Minimum Purchase Requirement:	74 Warrants and increments of 1 thereafter.
Options Approved Account:	In order to purchase the Warrants, you must have an options-approved account in which you are approved to purchase call options.
No Listing:	The Warrants will not be listed or displayed on any securities exchange or electronic communications network.
Calculation Agent:	UBS Securities LLC
CUSIP Number:	90275C508
ISIN Number:	US90275C5085

The index return must be greater than 13.60% for you to receive a positive return on your initial investment. If the index return is positive but less than 13.60%, the cash settlement amount will be less than the premium paid on the Warrants and you will lose part of your initial investment in the Warrants. If the index ending level is equal to or less than the index starting level, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless.

Any payment on the Warrants is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your initial investment. See “Risk Factors” beginning on page S-10 for risks related to an investment in the Warrants.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Warrants or passed upon the adequacy or accuracy of this prospectus supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Warrants are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Warrant	$136.00	$6.50	$129.50
Total	$264,928.00	$12,662.00	$252,266.00

J.P. Morgan	UBS Investment Bank
Placement Agent

Prospectus Supplement dated July 24, 2015

ADDITIONAL INFORMATION ABOUT UBS AND THE WARRANTS

UBS has filed a registration statement (including a prospectus and an index supplement) with the Securities and Exchange Commission, or SEC, for the offering for which this prospectus supplement relates. Before you invest, you should read the prospectus dated June 12, 2015 titled “Debt Securities and Warrants”, relating to our Warrants and the index supplement dated June 12, 2015, which contains information about certain indices to which particular categories of debt securities and warrants that we may offer, including the Warrants, may be linked and any other documents that UBS has filed with the SEC for more complete information about UBS. You may obtain these documents for free from the SEC Website at www.sec.gov. Our Central Index Key, or CIK, on the SEC Website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Prospectus dated June 12, 2015: http://www.sec.gov/Archives/edgar/data/1114446/000119312515222010/d935416d424b3.htm
♦	Index Supplement dated June 12, 2015: http://www.sec.gov/Archives/edgar/data/1114446/000119312515222032/d941398d424b2.htm

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Warrants in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Warrants prior to their issuance. In the event of any changes to the terms of the Warrants, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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TABLE OF CONTENTS

Prospectus Supplement

Prospectus Supplement Summary	S-1
Risk Factors	S-10
Description of the Index	S-17
General Terms of the Warrants	S-21
Use of Proceeds and Hedging	S-25
Supplemental U.S. Tax Considerations	S-26
ERISA Considerations	S-30
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	S-31

Index Supplement

Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
NASDAQ-100 Index®	IS-4
Russell 2000® Index	IS-7
S&P 500® Index	IS-12
Commodity Indices	IS-17
Bloomberg Commodity IndexSM	IS-17
UBS Bloomberg Constant Maturity Commodity Index Excess Return	IS-24
Non-U.S. Indices	IS-29
EURO STOXX 50® Index	IS-29
FTSETM 100 Index	IS-31
Hang Seng China Enterprises Index	IS-35
MSCI Indexes	IS-38
MSCI-EAFE® Index	IS-38
MSCI® Emerging Markets IndexSM	IS-38
MSCI® Europe Index	IS-38

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Information	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcements of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	12
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	34
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Conflicts of Interest	76
Validity of the Securities	77
Experts	77

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Prospectus Supplement Summary

The following is a summary of some of the key features of the Warrants, as well as a discussion of factors you should consider before purchasing the Warrants. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated June 12, 2015. References to the “index supplement” mean the UBS index supplement dated June 12, 2015, of UBS.

What are the Warrants?

The call warrants (the “Warrants”) are warrants issued by UBS whose return is linked to the performance of the JPX-Nikkei Index 400 (the “index”) measured at the trade date relative to the expiration date. For further information concerning the index, see “Description of the Index” beginning on page S-17.

The Warrants are European-style cash-settled call warrants, each linked to the performance of the index, entitling you to receive a cash payment, if any, based on the amount by which the closing level of the index on the expiration date (the “index ending level”) is above the closing level of the index on the trade date (the “index starting level”). The Warrants may only be exercised on the expiration date. The Warrants will be automatically exercised on the expiration date under the conditions described below. The Warrants will not be exercised and will expire worthless if the index ending level is equal to or less than the index starting level.

The index return must be greater than 13.60% for you to receive a positive return on your initial investment. If the index return is positive but less than 13.60%, the cash settlement amount on the expiration date will not exceed the premium paid on the Warrants and you will lose part of your initial investment in the Warrants. If the index ending level is equal to or less than the index starting level, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless.

On the cash settlement payment date UBS will pay the cash settlement amount per Warrant that you hold, calculated as follows:

♦	If the index ending level is greater than the index starting level, the Warrants will be automatically exercised, and for each Warrant, UBS will pay the cash settlement amount on the cash settlement payment date, calculated as follows:

Cash Settlement Amount = Notional Amount × Index Return

♦	If the index ending level is equal to or less than the index starting level, the Warrants will not be exercised and will expire worthless on the expiration date.

As a result, you will lose all of your initial investment and will not receive any cash payment upon expiration.

The “premium” or “initial investment” is $136.00 per Warrant representing 13.60% of the notional amount per Warrant.

The “notional amount” is $1,000.00 per Warrant.

The “index return” is the quotient, expressed as a percentage of (i) the index ending level minus the index starting level divided by (ii) the index starting level. Expressed as a formula:

Index Return =	Index Ending Level — Index Starting Level
Index Starting Level

The “index starting level” is equal to 14,929.07, which is the closing level of the index on the trade date, as determined by the calculation agent.

The “index ending level” will equal the closing level of the index on the expiration date, as determined by the calculation agent.

The “trade date” is July 24, 2015.

The “settlement date” is July 29, 2015.

The “expiration date” will be July 24, 2018, or if such day is not a trading day, the following trading day, subject to postponement in the event of the occurrence of a market disruption event as described herein.

The “cash settlement payment date” will be July 27, 2018 (which is on or around the third business day following the expiration date), or if such day is not a business day, the following business day, subject to postponement in the event of the occurrence of a market disruption event as described herein.

UBS Securities LLC will serve as the calculation agent. For more specific information on the calculation agent, see “General Terms of the Warrants — Role of Calculation Agent.”

The Warrants are unsubordinated, unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt obligations, with a premium of $136.00 per

S-1

Warrant, and a minimum purchase of 74 Warrants (for a total minimum premium of $10,064.00). Purchases in excess of the minimum amount may be made in integrals of one Warrant at a premium of $136.00 per Warrant.

For more specific information about the Warrants, including the calculation of the cash settlement amount, if any, see “— What are the steps to calculate the cash settlement amount?” beginning on page S-5, “— Hypothetical examples of how the Warrants perform upon Expiration” beginning on page S-6, and “General Terms of the Warrants” beginning on page S-21.

Investing in the Warrants involves significant risks. The index return must be greater than 13.60% for you to receive a positive return on your initial investment. If the index return is positive but less than 13.60%, you will lose part of your initial investment in the Warrants. If the index ending level is equal to or less than the index starting level, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless. You may lose some or all of your initial investment.

Any payment on the Warrants, including any repayment of your initial investment, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your initial investment.

Selected Purchase Considerations

♦	Leveraged Market Exposure — The Warrants provide the opportunity to earn returns from possible increases in the level of the index through a leveraged investment. Each Warrant will provide a return, if any, based on the notional amount rather than the premium. Whether you receive a cash settlement amount upon the expiration of the Warrants will depend on the index return, and the amount of any cash settlement amount will depend on the amount by which the index ending level is above the index starting level. If the Warrants are exercised, you will receive a leveraged gain or incur a leveraged loss on your investment depending on whether the index has appreciated by more or less than 13.60%.
♦	Automatic Exercise; Worthless Expiration — The Warrants will be automatically exercised or will expire worthless on the expiration date and are not exercisable at your discretion.
♦	Minimum Purchase — 74 Warrants (for a total minimum premium of $10,064.00).
♦	Options-Approved Account — You must have an options-approved account in which you are approved to purchase call options.
♦	Tax Consequences — In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations by us, the Warrants should be treated as call options for U.S. federal income tax purposes. If the Warrants are treated as cash-settled call options, upon the sale, exercise or expiration of your Warrants, you should generally recognize capital gain or loss which should be long-term capital gain or loss if you have held your Warrants for more than one year (otherwise such gain or loss would be short term capital gain or loss if held for one year or less). You should review carefully the section entitled “Supplemental U.S. Tax Considerations” beginning on page S-26.

What are some of the risks of the Warrants?

An investment in the Warrants involves significant risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” beginning on page S-10.

♦	Risk of loss upon expiration of the Warrants — If the index return is zero or negative, meaning the index ending level is equal to or less than the index starting level, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. You will receive a cash payment upon automatic exercise only if the index ending level is greater than the index starting level, and the amount of any cash payment will depend on the amount by which the index ending level is above the index starting level. The index return must be greater than 13.60% for you to receive a cash settlement amount that is greater than the premium and therefore earn a positive return on your initial investment. If the index return is positive but less than 13.60%, you will receive a cash settlement amount that is less than the premium, in which case you will lose some of your initial investment in the Warrants. Accordingly, to receive an amount equal to your initial investment at expiration, the level of the index must increase by at least 13.60%. You should therefore be willing to accept losing some or all of your initial investment.
♦	The Warrants are not standardized options issued by the Options Clearing Corporation — The Warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the Securities and Exchange Commission. The Warrants are unsubordinated, unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt. Thus, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect from a clearing member’s failure, purchasers of Warrants must look solely to UBS for performance of its obligations to pay the cash settlement amount, if any, upon expiration of the Warrants. Further, the secondary market for the Warrants, if any, will not be as liquid as the market for OCC standardized options and therefore, sales of the Warrants prior to the expiration date might result in a price that is at a discount to the theoretical value of the Warrants based on the then prevailing level of the index and other factors as discussed below in “— Price of Warrants prior to the expiration date”.
♦	The Warrants are suitable only for investors with options-approved accounts — The Warrants will be sold only to investors with options-approved accounts approved for the purchase of call options. Investors considering purchasing the

S-2

Warrants should be experienced with respect to options and options transactions and reach an investment decision only after carefully considering, with their advisors, the suitability of the Warrants in light of their particular circumstances.
♦	Market risk — The return on the Warrants, which may be positive or negative, is directly linked to the performance of the index and indirectly linked to the value of the stocks (“index constituent stocks”) comprising the index. The level of the index can rise or fall sharply due to factors specific to the index or its index constituent stocks, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. In addition, the Warrants have an increased sensitivity to market risk. Because your investment in the Warrants provides for leveraged exposure to the index, changes in the level of the index (both positive and negative) will have a greater impact on the value of the Warrants prior to the expiration date, and the cash settlement amount, if any, on your Warrants on the expiration date.
♦	Limited calculation and publication history — Calculation of the index began on January 6, 2014 with performance data calculated retroactively from August 30, 2013, and therefore the index has a limited historical performance. The results shown before January 6, 2014 are hypothetical and do not reflect actual returns, and no actual investment which allowed a tracking of the performance of the index was possible at any time prior to that date. Unlike actual performance data, hypothetical results achieved by means of a retroactive application of the back-tested index methodology are designed with the benefit of hindsight. Past performance should not be considered indicative of future performance.
♦	The index return will not be adjusted for changes in the Japanese yen relative to the U.S. dollar — The index is composed of stocks denominated in Japanese yen. Because the level of the index is also calculated in Japanese yen (and not in U.S. dollars), the value of your Warrants will not be adjusted for exchange rate fluctuations between the U.S. dollar and the Japanese yen. Therefore, if the Japanese yen appreciates or depreciates relative to the U.S. dollar over the term of the Warrants, you will not receive any additional payment or incur any reduction in your return, if any, upon expiration of the Warrants.
♦	An investment in the Warrants is subject to risks associated with Japanese securities markets — The index tracks the value of certain Japanese equity securities. You should be aware that investments in securities linked to the value of Japanese equity securities involve particular risks. The Japanese securities markets may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect Japanese markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the Japanese securities markets, as well as cross-shareholdings in Japanese companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about Japanese companies than about those U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and Japanese companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in Japan are subject to political, economic, financial and social factors that apply in Japan. These factors, which could negatively affect the Japanese securities markets, include the possibility of recent or future changes in the Japanese government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to Japanese companies or investments in Japanese equity securities and the possibility of fluctuations in the rate of exchange between the Japanese yen and the U.S. dollar, the possibility of outbreaks of hostility and political instability and the possibility of natural disasters or adverse public health developments in Japan or Asia. Securities prices in Japan may also decrease if the Japanese economy does not successfully recover from the effects of the March 2011 earthquake in northern Japan and resulting tsunami. Moreover, the Japanese economy may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
♦	Owning the Warrants is not the same as owning the index constituent stocks — The return on your Warrants may not reflect the return you would realize if you actually owned the index constituent stocks comprising the index. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Warrants, and any such dividends or distributions will not be factored into the calculation of the cash settlement amount. In addition, as an owner of the Warrants, you will not have voting rights or any other rights that holders of the index constituent stocks may have and will be subject to the decline in value of the Warrants over time (generally known as time decay).

Furthermore, the return on a direct investment in the index constituent stocks would depend primarily upon the relative appreciation or depreciation of such index constituents during the term of the Warrants, and not on (i) whether the index ending level is greater than the index starting level or (ii) whether the index return is sufficiently positive such that the cash settlement amount at expiration offsets the premium paid on the Warrant so that you receive a positive return on your Warrant.

♦	No assurance that the investment view implicit in the Warrants will be successful — It is impossible to predict whether and the extent to which the level of the index will rise or fall. There can be no assurance that the index ending level will rise above the index starting level. The index ending level will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer(s) of the index constituent stocks. You should be willing to accept the risks associated with the relevant markets tracked by the index and the index constituent stocks, and the risk of losing some or all of your initial investment.
♦	No interest payments — UBS will not pay any interest with respect to the Warrants.

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♦	There may be little or no secondary market for the Warrants — The Warrants will not be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Warrants may not develop. UBS Securities LLC and other affiliates of UBS may make a market in the Warrants, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Warrants prior to the expiration date could be at a substantial discount from the premium and to the intrinsic value of the Warrants; and as a result, you may suffer substantial losses.
♦	Credit risk of UBS — The Warrants are unsubordinated, unsecured contractual obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Warrants, including any repayment of your initial investment, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Warrants. In the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Warrants and you could lose all of your initial investment.
♦	Price of Warrants prior to the expiration date — The market price of the Warrants will be influenced by many unpredictable and interrelated factors, including the level of the index; the volatility of the index; the dividend rate paid on any index constituent stocks; the time remaining to the expiration date of the Warrants; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
♦	Impact of fees on the secondary market price of the Warrants — Generally, the price of the Warrants in the secondary market is likely to be lower than the premium since the premium included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Warrants. Furthermore, assuming no change in market conditions or any other relevant factors after purchase of the Warrants, the Warrants will be subject to a decline in value over time (generally known as time decay).
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any index constituent stocks and/or over-the-counter options, futures or other instruments with returns linked to the performance of the index, may adversely affect the level of the index and, therefore, the market value of the Warrants.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of index constituent stocks comprising the index or trading activities related to the index or any index constituent stock, which may present a conflict between the interests of UBS and you, as a holder of the Warrants. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Warrants, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Warrants. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Warrants and the index to which the Warrants are linked.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Warrants. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Warrants. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Warrants and such compensation may serve as an incentive to sell these Warrants instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Warrants.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Warrants are uncertain. You should consult your own tax advisor about your own tax situation.

The Warrants generally may be a suitable investment for you if:

♦	You are approved for trading options with your broker-dealer including the purchase of call options.
♦	You fully understand the risks inherent in an investment in the Warrants, including the risks of trading options.
♦	You fully understand the Warrants are leveraged investments that involve a high degree of risk that may result in a loss of some or all of your initial investment even if the index ending level is greater than the index starting level.
♦	You can tolerate a loss of some or all of your initial investment.
♦	You believe the level of the index will appreciate over the term of the Warrants and that the index return is likely to exceed 13.60% as of the expiration date, which is the minimum index return required for you to receive a positive return on the Warrants.
♦	You understand and accept that if the index level does not appreciate from the trade date to the expiration date the Warrants will expire worthless resulting in a loss of all of your initial investment.

♦	You seek increased sensitivity to the market risk of the index and can tolerate fluctuations in the price of the Warrants prior to the expiration date that will far exceed the downside fluctuations in the level of the index.
♦	You do not seek current income from your investment and are willing to forego dividends paid on any index constituent stocks.
♦	You seek an investment with exposure to companies in Japan.

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♦	You are willing to hold the Warrants until the expiration date and accept that there may be little or no secondary market for the Warrants.
♦	You are willing to assume the credit risk of UBS for all payments under the Warrants, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of your initial investment.

The Warrants generally may not be a suitable investment for you if:

♦	You do not fully understand the risks inherent in an investment in the Warrants, including the risks of trading options.
♦	You do not understand and/or do not accept that the Warrants are leveraged investments that involve a high degree of risk that may result in a loss of some or all of your initial investment even if the index ending level is greater than the index starting level.
♦	You require an investment designed to provide a full return of your initial investment after the expiration date.
♦	You are not willing to lose some or all of your initial investment.
♦	You believe the level of the index will not appreciate over the term of the Warrants or that the index return will appreciate but is unlikely to exceed 13.60% as of the expiration date, which is the minimum index return required for you to receive a positive return on the Warrants.
♦	You do not understand and/or do not accept that if the index level does not appreciate from the trade date to the expiration date the Warrants will expire worthless resulting in a loss of all of your initial investment.
♦	You do not seek increased sensitivity to the market risk of the index and cannot tolerate fluctuations in the price of the Warrants prior to the expiration date that will far exceed the downside fluctuations in the level of the index.
♦	You do not seek an investment with exposure to companies in Japan.
♦	You seek current income from this investment or prefer to receive the dividends paid on the index constituent stocks.
♦	You are unable or unwilling to hold the Warrants to the expiration date or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Warrants.

The suitability considerations identified above are not exhaustive. Whether or not the Warrants are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisors have carefully considered the suitability of an investment in the Warrants in light of your particular circumstances. You should also review carefully the “Risk Factors” beginning on page S-10 of this prospectus supplement.

What are the steps to calculate the cash settlement amount?

Set forth below is an explanation of the steps necessary to calculate the cash settlement amount.

Step 1: Calculate the Index Return

The index return is the quotient, expressed as a percentage, of (i) the index ending level minus the index starting level divided by (ii) the index starting level. Expressed as a formula:

Index Return =	Index Ending Level— Index Starting Level
Index Starting Level

Step 2: Calculate the cash settlement amount

On the cash settlement payment date UBS will pay the cash settlement amount per Warrant that you hold, calculated as follows:

♦	If the index ending level is greater than the index starting level, the Warrants will be automatically exercised, and for each Warrant, UBS will pay the cash settlement amount on the cash settlement payment date, calculated as follows:

Cash Settlement Amount = Notional Amount x Index Return

♦	If the index ending level is equal to or less than the index starting level, the Warrants will not be exercised and will expire worthless on the expiration date.

As a result, you will lose all of your initial investment and will not receive any cash payment upon expiration.

Investing in the Warrants involves significant risks. The index return must be greater than 13.60% for you to receive a positive return on your initial investment. If the index return is positive but less than 13.60%, you will lose part of your initial investment in the Warrants. If the index ending level is equal to or less than the index starting level, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless. You may lose some or all of your initial investment.

S-5

Any payment on the Warrants, including any repayment of your initial investment, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your initial investment.

Hypothetical examples of how the Warrants perform upon Expiration

The examples below are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the index relative to the index starting level. We cannot predict the index ending level of the index. You should not take these examples as an indication or assurance of the expected performance of the index. The actual terms for the Warrants are specified on the cover of this prospectus supplement.

S-6

Assumptions for Hypothetical Examples and Hypothetical Return Profile:

Term:	3 Years
Premium:	$136.00 per Warrant representing 13.60% of the notional amount per Warrant, with a minimum purchase of 74 Warrants (for a total minimum premium of $10,064.00).
Notional Amount:	$1,000.00 per Warrant.
Automatic Exercise:	If the index ending level is greater than the index starting level, the Warrants will be automatically exercised on the expiration date. If the index ending level is equal to or less than the index starting level, the Warrants will expire worthless and you will not receive any cash payment upon expiration.
Payment upon Automatic Exercise:	If the Warrants are automatically exercised, you will receive the cash settlement amount per Warrant, where:
Cash Settlement Amount = Notional Amount x Index Return
Index Return =	Index Ending Level— Index Starting Level
Index Starting Level
Index Starting Level:	15,000.00.
Index Ending Level:	The closing level of the index on the expiration date.

Example 1: The index return is 20.00%

The index closes at 18,000.00 on the expiration date, a 20% increase from the index starting level of 15,000.00.

This example illustrates that a 20.00% appreciation in the index over the term of the Warrants will result in a cash settlement amount of $200.00 for each Warrant and a corresponding total return on your initial investment in the Warrants of approximately 47.06%.

Since the index ending level is greater than the index starting level, your Warrant will be automatically exercised and your payment upon expiration will be calculated as:

Cash Settlement Amount	= Notional Amount × Index Return
= $1,000.00 × 20.00% = $200.00

Investor receives $200.00 on the cash settlement payment date for each Warrant (a 47.06% total return).

Example 2: The index return is 25.00%.

The index closes at 18,750.00 on the expiration date, a 25.00% increase from the index starting level of 15,000.00.

This example illustrates that a 25.00% appreciation in the index over the term of the Warrants will result in a cash settlement amount of $250.00 for each Warrant and a corresponding total return on your initial investment in the Warrants of approximately 83.82%.

Since the index ending level is greater than the index starting level, your Warrant will be automatically exercised and your payment upon expiration will be calculated as:

Cash Settlement Amount	= Notional Amount × Index Return
= $1,000.00 × 25.00% = $250.00

Investor receives $250.00 on the cash settlement payment date for each Warrant (an 83.82% total return).

Example 3: The index return is -30.00%

The index closes at 10,500.00 on the expiration date, a 30.00% decrease from the index starting level of 15,000.00.

This example illustrates that a 30.00% decline in the index over the term of the Warrants will result in a payment of $0.00 for each Warrant. Since the index ending level is less than the index starting level, the Warrants will not be exercised and your payment upon expiration will be $0.00 (Warrant expires worthless). Therefore, the loss on your initial investment in the Warrants will be 100.00% (a total loss of your initial investment).

Investor receives $0.00 for each Warrant at expiration (a total loss of your initial investment).

Example 4: The index return is 13.60%

The index closes at 17,040.00 on the expiration date, a 13.60% increase from the index starting level of 15,000.00.

This example illustrates that a 13.60% index return will constitute a break-even level under the assumptions governing this example. As a result, the corresponding cash settlement amount will be equal to the premium per Warrant. Therefore, the total return on your initial investment in the Warrants will be 0.00%.

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Since the index ending level is greater than the index starting level, your Warrant will be automatically exercised and your payment upon expiration will be calculated as:

Cash Settlement Amount	= Notional Amount × Index Return
= $1,000.00 × 13.60% = $136.00

However, because the index return is equal to 13.60%, which results in a cash settlement amount equal to the premium paid per Warrant, you will not receive a positive return on your investment.

Investor receives $136.00 on the cash settlement payment date for each Warrant (a 0.00% total return).

Example 5: The index return is 10.00%

The index closes at 16,500.00 on the expiration date, a 10.00% increase from the index starting level of 15,000.00.

This example illustrates that a 10.00% index return will result in a cash settlement amount of $100.00 for each Warrant and a corresponding loss on your initial investment in the Warrants of approximately 26.47%. Although the index ending level exceeds the index starting level, the index did not appreciate by more than 13.60%, which is the minimum index return sufficient to offset the premium paid on the Warrants.

Since the index ending level is greater than the index starting level, your Warrant will be automatically exercised and your payment upon expiration will be calculated as:

Cash Settlement Amount	= Notional Amount × Index Return
= $1,000.00 × 10.00% = $100.00

However, because the index return is less than 13.60%, the cash settlement amount does not offset the premium paid on the Warrants and you will lose part of your investment.

Investor receives $100.00 on the cash settlement payment date for each Warrant (a 26.47% loss).

Example 6: The index return is 0.00%

The index closes at 15,000.00 on the expiration date, a 0.00% increase from the index starting level of 15,000.00.

This example illustrates that a 0.00% flat return of the index over the term of the Warrants will result in a payment of $0.00 for each Warrant. Since the index ending level is equal to the index starting level, the Warrants will not be exercised and your payment upon expiration will be $0.00 (Warrant expires worthless). Therefore, the loss on your initial investment in the Warrants will be 100.00% (a total loss of your initial investment).

Investor receives $0.00 for each Warrant at expiration (a total loss of your initial investment).

Accordingly, if the index return is zero or negative, you will lose all of your initial investment.

S-8

HYPOTHETICAL RETURN PROFILE UPON EXPIRATION OF YOUR WARRANTS

Any table, chart or calculation showing hypothetical payment amounts in this prospectus supplement is provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical index ending levels of the index on the expiration date, could have on your payment on the cash settlement payment date, as calculated in the manner described herein. Such hypothetical table, chart or calculation is based on levels for the index that may not be achieved on the expiration date.

As calculated herein, the hypothetical payment amounts on your Warrants on the cash settlement payment date may bear little or no relationship to the actual market value of your Warrants on that date or at any other time, including any time over the term of the Warrants that you might wish to sell your Warrants. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in your Warrants, since the financial return will be affected by various factors, including taxes, which the hypothetical information does not take into account. Moreover, whatever the financial return on your Warrants might be, it may bear little relation to—and may be much less than—the financial return that you might achieve were you to invest directly in the index constituent stocks. The factors listed under “Risk Factors — Owning the Warrant is not the same as Owning the Index-Constituent Stocks”, among others, may cause the financial return on your Warrants to differ from the financial return you would receive by investing directly in the index constituent stocks.

We describe various risk factors that may affect the market value of the Warrants, and the unpredictable nature of that market value, under “Risk Factors” beginning on page S-10 of this prospectus supplement.

We cannot predict the levels of the index during the term of your Warrants or, therefore, whether the index ending level will be greater than the index starting level. Moreover, the assumptions we make in connection with any hypothetical information herein may not reflect actual events. Consequently, that information may give little or no indication of the payment amount (if any) that will be delivered in respect of your Warrants on the cash settlement payment date, nor should it be viewed as an indication of the financial return on your Warrants or of how that return might compare to the financial return if you were to invest directly in the index constituent stocks.

3 Year Index Return	Warrant Value at Expiration	Gain/Loss on Warrant	Warrant Total Return
40.00%	$400.00	$264.00	194.12%
35.00%	$350.00	$214.00	157.35%
30.00%	$300.00	$164.00	120.59%
25.00%	$250.00	$114.00	83.82%
20.00%	$200.00	$64.00	47.06%
15.00%	$150.00	$14.00	10.29%
13.60%	$136.00	$0.00	0.00%
10.00%	$100.00	-$36.00	-26.47%
5.00%	$50.00	-$86.00	-63.24%
0.00%	$0.00	-$136.00	-100.00%
-5.00%	$0.00	-$136.00	-100.00%
-10.00%	$0.00	-$136.00	-100.00%
-15.00%	$0.00	-$136.00	-100.00%
-20.00%	$0.00	-$136.00	-100.00%
-25.00%	$0.00	-$136.00	-100.00%
-30.00%	$0.00	-$136.00	-100.00%
-35.00%	$0.00	-$136.00	-100.00%
-40.00%	$0.00	-$136.00	-100.00%
-45.00%	$0.00	-$136.00	-100.00%
-50.00%	$0.00	-$136.00	-100.00%
-100.00%	$0.00	-$136.00	-100.00%
S-9

Risk Factors

The return on the Warrants, if any, is linked to the performance of the JPX-Nikkei Index 400 (the “index”), and will depend on whether the index ending level is greater than, equal to or less than the index starting level. If the index ending level for the Warrants is equal to or less than the index starting level, you will lose all of your initial investment in the Warrants. Investing in the Warrants is not equivalent to investing directly in the index constituent stocks themselves, for a variety of reasons, including because (1) you will only earn a positive return on your investment if the index return is greater than 13.60% and (2) the leveraged nature of the Warrants. For other significant reasons, see “Risk Factors — Owning the Warrants is not the same as owning the index constituent stocks” below. This section describes the most significant risks relating to the Warrants. We urge you to read the following information about these risks, together with the other information in this prospectus supplement, the index supplement and the accompanying prospectus before investing in the Warrants.

The Warrants are long-term options and do not guarantee any return of your initial investment. You may lose some or all of your initial investment in the Warrants.

The Warrants are leveraged investments that involve a high degree of risk, which may result in the Warrants expiring worthless. Your Warrants will be automatically exercised or expire worthless on the expiration date and are not exercisable at your option. The Warrants will be “in-the-money”, i.e., you will get back at least some of your initial investment, only if the index ending level is greater than the index starting level. If the index ending level is equal to or less than the index starting level, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants.

If the index ending level is greater than the index starting level (i.e. the Warrants are in-the-money), but the index return is less than 13.60%, you will receive a cash settlement amount that is less than the premium and will, therefore, lose part of your initial investment in the Warrants. You will not receive a cash settlement amount upon expiration in excess of the premium, and therefore a positive return on your initial investment, unless the index return is greater than 13.60%. Accordingly, to get back your initial investment, the level of the index must increase by at least 13.60%. You should therefore be prepared to lose some or all of your initial investment in the Warrants.

See “Prospectus Supplement Summary — What are the steps to calculate the cash settlement amount?” beginning on page S-5 and “General Terms of the Warrants — Payment to Holders of the Warrants — Cash Settlement Amount” beginning on page S-21 for a description of how the cash settlement amount will be calculated.

The Warrants are not standardized options issued by the Options Clearing Corporation.

The Warrants are not standardized options of the type issued by the OCC, a clearing agency regulated by the SEC. For example, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, purchasers of the Warrants must look solely to UBS for performance of its obligations to pay the cash settlement amount, if any, upon expiration of the Warrants. Further, the market for the Warrants is not expected to be as liquid as the market for OCC standardized options.

The Warrants are unsubordinated, unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt.

The Warrants are subject to increased market risk of the index.

The return on the Warrants, which may be positive or negative, is directly linked to the performance of the index and indirectly linked to the value of the stocks (“index constituent stocks”) comprising the index. The level of the index can rise or fall sharply due to factors specific to the index or its index constituent stocks, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. In addition, the Warrants have an increased sensitivity to market risk. Because your investment in the Warrants provides for leveraged exposure to the index, changes in the level of the index (both positive and negative) will have a greater impact on the value of the Warrants prior to the expiration date, and the Cash Settlement Amount, if any, on your Warrants on the expiration date.

No assurance that the investment view implicit in the Warrants will be successful.

It is impossible to predict whether and the extent to which the level of the index will rise or fall. There can be no assurance that the index ending level will rise above the index starting level. The index ending level will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer(s) of the index constituent stocks. You should be willing to accept the risks associated with the relevant markets tracked by the index and the index constituent stocks, and the risk of losing some or all of your initial investment.

Any payment on the Warrants is subject to the creditworthiness of UBS.

The Warrants are unsubordinated, unsecured contractual obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Warrants, including any repayment of your initial investment, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Warrants and, in the event UBS were to default on its obligations,

S-10

you may not receive any amounts owed to you under the terms of the Warrants and you could lose all of your initial investment.

The time remaining to the expiration date may adversely affect the market price of the Warrants.

You will lose all of your initial investment if the level of the index fails to increase over the term of the Warrants. This risk reflects the nature of a warrant as an asset which tends to decline in value over time (generally referred to as time decay) and which may be worthless when it expires if the warrant is “out-of-the-money” (i.e., the index ending level is equal to or less than the index starting level), which could occur if the index level fails to increase over the term of the Warrants. Assuming all other factors that may affect the price of a Warrant are held constant, the more a Warrant is out-of-the-money and the shorter its remaining time to expiration, the greater the risk that the Warrants will expire worthless and you will lose all of your initial investment. Therefore, the market value of the Warrants is likely to reflect the extent of the rise or decline in the level of the index in connection with the time remaining to the expiration date.

The Warrants are suitable only for investors with options-approved accounts.

We are requiring that Warrants be sold only to investors with options-approved accounts approved for the purchase of call options. Investors considering purchasing the Warrants should be experienced with respect to options and options transactions and reach an investment decision only after carefully considering, with their advisors, the suitability of the Warrants in light of their particular circumstances.

Owning the Warrants is not the same as owning the index constituent stocks.

The return on your Warrants will not reflect the return you would realize if you actually owned the index constituent stocks and held such investments for a similar period because:

♦	the return on such a direct investment would depend primarily upon the relative appreciation or depreciation of the index constituent stocks during the term of the Warrants, and not on (i) whether the index ending level is greater than the index starting level and (ii) whether the index return is positive by an amount sufficient for your cash settlement amount at expiration to offset the premium paid on the Warrants;
♦	in the case of a direct investment in the index constituent stocks, the return could include substantial dividend payments, which you will not receive as an investor in the Warrants;
♦	an investment directly in the index constituent stocks is likely to have tax consequences that are different from an investment in the Warrants;
♦	an investment directly in the index constituent stocks would not be subject to time decay (whereas the Warrants, assuming no change in market conditions that may affect the price of the Warrants after purchase, may be subject to a decline in value over time even if the level of the index does not depreciate from the index starting level during the term of the Warrants); and
♦	an investment directly in the index constituent stocks may have better liquidity than the Warrants and, to the extent there are commissions or other fees in relation to a direct investment in the index constituent stocks, such commissions or other fees may be lower than the commissions and fees applicable to the Warrants.

Even if the level of the index is greater than the index starting level during the term of the Warrants, the market value of the Warrants may not increase by the same amount because of other factors, such as time to expiration, the level of the index relative to the index starting level, the volatility of the index, dividends paid on the index constituent stocks, interest rates in the market, as well as our perceived creditworthiness. For these reasons, among others, it is also possible for the level of the index to increase while the market value of the Warrants declines.

The formula for calculating the cash settlement amount does not take into account all developments in the index.

Changes in the level of the index during the term of the Warrants before the expiration date may not be reflected in the calculation of the amount payable, if any, upon the cash settlement payment date of the Warrants. The calculation agent will calculate the cash settlement amount by comparing only the closing level of the index on the trade date relative to the closing level of the index on the expiration date. No other levels will be taken into account. As a result, you may lose some or all of your initial investment even if the level of the index has risen at certain times during the term of the Warrants before falling to a level below the breakeven level (the level to which the index must appreciate before investors will receive a cash settlement amount sufficient to offset their initial investment) of the Warrant or below the index starting level on the expiration date.

The calculation agent can postpone the determination of the index ending level and therefore the cash settlement payment date if a market disruption event occurs on the expiration date.

The determination of the index ending level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the expiration date. If such a postponement occurs, then the calculation agent will instead use the closing level of the index on the first trading day after that day on which no market disruption event occurs or is continuing. In no event, however, will the expiration date for the Warrants be postponed by more than eight trading days. As a result, the cash settlement payment date for the Warrants could also be postponed, although not by more than eight trading days.

S-11

If the expiration date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the expiration date on which the index ending level will be determined by the calculation agent. In such an event, the calculation agent will make an estimate of the index ending level that would have prevailed in the absence of the market disruption event. See “General Terms of the Warrants — Market Disruption Event” beginning on page S-22.

RISKS RELATED TO LIQUIDITY AND SECONDARY MARKET ISSUES

There may not be an active trading market in the Warrants—Sales in the secondary market may result in significant losses.

You should be willing to hold your Warrants until the expiration date. There may be little or no secondary market for the Warrants. The Warrants will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS may make a market for the Warrants, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market-making activities at any time.

Furthermore, even if there is a secondary market for the Warrants, there may be times when Warrant prices will not maintain their customary or anticipated relationships to the index constituent stocks. Changes in volatility, or other factors or conditions might adversely affect the liquidity, efficiency, continuity or even the orderliness of any secondary market for particular Warrants. Unusual events—such as market disruption events, including computer malfunction, fire or natural disaster or even extraordinary trading volume—may affect normal market operations. If trading is halted or suspended in one or more of the exchanges for index constituent stocks (or listed options thereof), any secondary market making of the Warrants on that index may also be halted.

If you sell your Warrants prior to the expiration date, you may have to do so at a substantial discount from the premium, and as a result, you may suffer substantial losses, even in cases where the level of the index has risen since the trade date to the breakeven level of the Warrant. The potential returns described herein are possible only in the case that you hold your Warrants until the expiration date.

The market value of the Warrants may be influenced by unpredictable factors.

The market value of your Warrants may fluctuate between the date you purchase them and the expiration date, when the calculation agent will determine your cash settlement amount. Several factors, many of which are beyond our control, will influence the market value of the Warrants. We expect that generally the level of the index on any day will affect the market value of the Warrants more than any other single factor. Other factors that may influence the market value of the Warrants include:

♦	the time remaining to the expiration date of the Warrants;
♦	the level of the index relative to the index starting level of the Warrant;
♦	the volatility of the index (i.e., the frequency and magnitude of changes in the level of the index over the term of the Warrants);
♦	the composition of the index and changes to the index constituent stocks;
♦	the market prices of the index constituent stocks;
♦	the dividend rate paid on the index constituent stocks (while not paid to the holders of the Warrants, dividend payments on the index constituent stocks may influence the market price of such index constituent stocks and the level of the index and therefore affect the market value of the Warrants);
♦	interest rates in the U.S. market and each market related to the index;
♦	supply and demand for the Warrants, including inventory positions with UBS Securities LLC or any other market-maker;
♦	the creditworthiness of UBS; and
♦	geopolitical, economic, financial, political, regulatory, judicial, force majeure or other events that affect the level of the index and equity markets generally.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Warrants may offset or enhance the effect of another factor.

The inclusion of commissions and compensation in the premium is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates (or any third party market maker) are willing to purchase the Warrants in secondary market transactions will likely be lower than the premium, since the premium is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to, or embedded profit in, the Warrants. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

S-12

The price at which UBS Securities LLC and its affiliates may offer to buy the Warrants in the secondary market (if any) may be greater than UBS’ valuation of the Warrants at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements.

For a limited period of time following the issuance of the Warrants, UBS Securities LLC or its affiliates may offer to buy or sell such Warrants at a price that exceeds (i) our valuation of the Warrants at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Warrants following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified in the “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” section of this prospectus supplement. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Warrants, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of financial products of UBS such as the Warrants. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Warrants and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of options or warrants. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

RISKS RELATED TO GENERAL CHARACTERISTICS OF THE INDEX

UBS and its affiliates have no affiliation with the index sponsors and are not responsible for their public disclosure of information.

We and our affiliates are not affiliated with the index sponsors (except for licensing arrangements discussed herein) and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the index. If the index sponsors discontinue or suspend the calculation of the index, it may become difficult to determine the market value of the Warrants and the cash settlement amount. The calculation agent may designate a successor index. If the calculation agent determines that no successor index comparable to the index exists, the payment you receive on the cash settlement payment date will be determined by the calculation agent. See “General Terms of the Warrants — Market Disruption Event” beginning on page S-22 and “General Terms of the Warrants — Role of Calculation Agent” beginning on page S-23. The index sponsors are not involved in the offer of the Warrants in any way. The index sponsors do not have any obligation to consider your interests as an owner of the Warrants in taking any actions that might affect the market value of your Warrants or the cash settlement amount.

We have derived the information about the index sponsors and the index from publicly available information, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the index sponsors or the index. You, as an investor in the Warrants, should make your own independent investigation into the index sponsors and the index for your Warrants.

Changes that affect the index will affect the market value of your Warrants and the cash settlement amount.

The policies of the index sponsors concerning the calculation of the index, additions, deletions or substitutions of the index constituent stocks and the manner in which changes affecting the index constituent stocks or the issuers of the index constituent stocks (such as stock dividends, reorganizations or mergers) are reflected in the index, could affect the level of the index and, therefore, could affect the cash settlement amount and the market value of your Warrants prior to the expiration date. The cash settlement amount and the market value of the Warrants could also be affected if the index sponsors change these policies, for example by changing the manner in which they calculate the index, or if the index sponsors discontinue or suspend calculation or publication of the index, in which case it may become difficult to determine the market value of the Warrants. If events such as these occur, or if the index ending level is not available because of a market disruption event or for any other reason, and no successor index is selected, the calculation agent—which initially will be UBS Securities LLC, an affiliate of UBS—may determine the index ending level—and thus the cash settlement amount—in a manner it considers appropriate.

Historical performance of the index should not be taken as an indication of the future performance of the index during the term of the Warrants.

The market prices of the index constituent stocks will determine the level of the index. The historical performance of the index should not be taken as an indication of the future performance of the index. As a result, it is impossible to predict whether the level of the index will rise or fall. Market prices of the index constituent stocks will be influenced by complex and interrelated political, economic, financial, judicial, force majeure and other factors that can affect the market prices of such index constituent stocks.

The index reflects price return, not total return.

The return on your Warrants is based on the performance of the index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those

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price returns, would also reflect dividends paid on the index constituent stocks. The return on your Warrants will not include such a total return feature or dividend component.

Limited calculation and publication history.

Calculation of the index began on January 6, 2014 with performance data calculated retroactively from August 30, 2013, and therefore the index has a limited historical performance. The results shown before January 6, 2014 are hypothetical and do not reflect actual returns, and no actual investment which allowed a tracking of the performance of the index was possible at any time prior to that date. Unlike actual performance data, hypothetical results achieved by means of a retroactive application of the back-tested index methodology are designed with the benefit of hindsight. Past performance should not be considered indicative of future performance.

The index return will not be adjusted for changes in the Japanese yen relative to the U.S. dollar.

The index is composed of stocks denominated in Japanese yen. Because the level of the index is also calculated in Japanese yen (and not in U.S. dollars), the value of your Warrants will not be adjusted for exchange rate fluctuations between the U.S. dollar and the Japanese yen. Therefore, if the Japanese yen appreciates or depreciates relative to the U.S. dollar over the term of the Warrants, you will not receive any additional payment or incur any reduction in your return, if any, upon expiration of the Warrants.

An investment in the Warrants is subject to risks associated with Japanese securities markets.

The index tracks the value of certain Japanese equity securities. You should be aware that investments in securities linked to the value of Japanese equity securities involve particular risks. The Japanese securities markets may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect Japanese markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the Japanese securities markets, as well as cross-shareholdings in Japanese companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about Japanese companies than about those U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and Japanese companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in Japan are subject to political, economic, financial and social factors that apply in Japan. These factors, which could negatively affect the Japanese securities markets, include the possibility of recent or future changes in the Japanese government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to Japanese companies or investments in Japanese equity securities and the possibility of fluctuations in the rate of exchange between the Japanese yen and the U.S. dollar, the possibility of outbreaks of hostility and political instability and the possibility of natural disasters or adverse public health developments in Japan or Asia. Securities prices in Japan may also decrease if the Japanese economy does not successfully recover from the effects of the March 2011 earthquake in northern Japan and resulting tsunami. Moreover, the Japanese economy may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

HEDGING ACTIVITIES AND CONFLICTS OF INTEREST

Trading and other transactions by UBS or its affiliates in the index constituent stocks, futures, options, exchange-traded funds or other derivative products on such index constituent stocks or the index may impair the market value of the Warrants.

As described below under “Use of Proceeds and Hedging” on page S-25, UBS or its affiliates may hedge their obligations under the Warrants by purchasing the index constituent stocks, futures or options on the index constituent stocks or the index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the index constituent stocks or the index, and they may adjust these hedges by, among other things, purchasing or selling the index constituent stocks, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the index constituent stocks or the index at any time. Although they are not expected to, any of these hedging activities may adversely affect the market prices of such index constituent stocks and/or the level of the index and, therefore, the cash settlement amount and the market value of the Warrants. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Warrants declines. No holder of the Warrants will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UBS or its affiliates may also engage in trading in the index constituent stocks and other investments relating to the index constituent stocks or the index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of the index constituent stocks and the level of the index and, therefore, the cash settlement amount and the market value of the Warrants. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any index constituent stocks or the index. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of, and your return on, the Warrants.

UBS Securities LLC and other affiliates of UBS, as well as other third parties, may also make a secondary market in the Warrants, although they are not obligated to do so. As market makers, trading of the Warrants may cause UBS Securities LLC or other affiliates of UBS, as well as other third parties, to be long or short the Warrants in their inventory. The supply and

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demand for the Warrants, including inventory positions of market makers, may affect the secondary market price for the Warrants.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the index or the index constituent stocks that are not for the account of holders of the Warrants or on their behalf. These trading activities may present a conflict between the holders’ interest in the Warrants and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the level of the index, could be adverse to the interests of the holders of the Warrants.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the index constituent stocks, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Warrants as beneficial owners of the Warrants. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market prices of the index constituent stocks and the level of the index and, therefore, the cash settlement amount and the market value of the Warrants.

We and our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the Warrants and may do so in the future. Any such research, opinions or recommendations could affect the level of the index or the market value of, and the return on, the Warrants.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Warrants, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Warrants. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in your Warrants. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Warrants and the index.

There are potential conflicts of interest between you and the calculation agent.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the cash settlement amount, if any, due on the cash settlement payment date. We may change the calculation agent after the original issue date of the Warrants without notice. For a fuller description of the calculation agent’s role, see “General Terms of the Warrants — Role of Calculation Agent”. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the index constituent stocks or the index has occurred or is continuing on the expiration date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind hedge positions. See “Use of Proceeds and Hedging”. Since this determination by the calculation agent may affect the cash settlement amount, the calculation agent may have a conflict of interest if it needs to make any such decision. Furthermore, as UBS determines the economic terms of the Warrants, including the premium, and such terms include hedging costs, issuance costs and projected profits, the Warrants represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

Affiliates of UBS may act as agent or dealer in connection with the sale of the Warrants.

UBS and its affiliates act in various capacities with respect to the Warrants. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Warrants. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Warrants and such compensation may serve as an incentive to sell these Warrants instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Warrants. Furthermore, given that UBS Securities LLC’s and its affiliates’ temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC’s and its affiliates from recommending sale of your Warrants in the secondary market.

Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Warrants.

Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Warrants, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its

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obligations under the Warrants. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Warrants and/or the ability of UBS to make payments thereunder.

RISKS RELATED TO TAXATION ISSUES

Significant aspects of the tax treatment of the Warrants are uncertain.

Significant aspects of the tax treatment of the Warrants are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Warrants, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled “Supplemental U.S. Tax Considerations” beginning on page S-26 of this prospectus supplement and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

In addition, the Internal Revenue Service (“IRS”) has announced in IRS Notice 2008-2 that it and the Treasury Department are considering whether holders of prepaid forward or certain other financial contracts should be required to accrue income during the term of the transaction, even if such contracts are not otherwise treated as indebtedness for U.S. federal income tax purposes and solicited comments with respect to the appropriate methodology, scope and other tax issues associated with such transactions, including appropriate transition and effective dates. Legislation has also been introduced that, if it had been enacted, could have affected the tax treatment of derivative contracts. Although neither IRS Notice 2008-2 nor proposed legislation would by their terms apply to contracts that are treated as call options for U.S. income tax purposes, future legislation or IRS guidance could change current law treatment of such options, perhaps retroactively. In the event that any such treatment is adopted, a U.S. holder may be required to accrue ordinary income over the term of the Warrants.

In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Warrants purchased after the bill was enacted to accrue interest income over the term of the Warrants despite the fact that there will be no interest payments over the term of the Warrants. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Warrants.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Warrants to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Warrants. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

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Description of the Index

We have derived all information contained in this prospectus supplement regarding the JPX-Nikkei Index 400 (“JPNK400”), including without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Japan Exchange Group, Inc., Tokyo Stock Exchange, Inc. (“TSE”) and Nikkei Inc. (the “index sponsors”) .

The index sponsors have no obligation to continue to publish the JPNK400, and may discontinue publication of the JPNK400 at any time. The JPNK400 is determined, comprised and calculated by the index sponsors without regard to the Warrants.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this prospectus supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the JPNK400.

The JPX-Nikkei Index 400

Calculation of the JPNK400 began on January 6, 2014, based on an initial index value of 10,000 on August 30, 2013 that was calculated retroactively back to August 31, 2006. The JPNK400 index value that does not reflect dividends is computed and published in real time via TSE’s Market Information System and is reported to securities companies across Japan and available worldwide through computerized information networks. The JPNK400 is reported by Bloomberg L.P. under the ticker symbol “JPNK400”.

The JPNK400 is composed of 400 Japanese common stocks listed on the TSE First Section, Second Section, Mothers (Market Of The High-growth and Emerging Stocks) or JASDAQ market. Constituents are selected based on market capitalization, trading value, return on equity and other factors.

The index components are reviewed annually based on the selection criteria applied as of the final business day of June (the “base date”). The calculation of the index using the new constituents will begin from the final business day of August following the annual review. The selection process and criteria are as follows:

(1)	In order to be eligible for the index, a stock must be a common stock whose main market is the TSE First Section, Second Section, Mothers or JASDAQ market as of the base date. Issues other than common stocks may be treated as eligible for inclusion in the index if they are regarded as equivalent to common stocks and their inclusion is deemed necessary by the index sponsors. Stocks are excluded from selection if they fall under any of the following criteria:
·	listed for less than three years;
·	the company’s liabilities are in excess of its assets during any of the past three fiscal years;
·	the company has an operating loss in each of the past three fiscal years;
·	the company has a net loss in each of the past three fiscal years;
·	the company’s financials have disclosed doubt regarding its ability to continue as a going concern;
·	disclosure of insufficient internal controls;
·	the stock has been designated as a security to be delisted or as a security on alert; or
·	certain listing violations have occurred over the past year.
(2)	To construct the index, the top 1,000 issues are selected in descending order from the 1,200 eligible issues which have the highest trading values in the three years from the base date, which are among the 1,200 eligible issues with the highest market capitalization. Where the number of issues selected does not reach 1,000, the remaining issues shall be selected on the basis of market capitalization from the 1,200 eligible issues with the highest trading value in the three years from the base date.
(3)	Each stock is scored based on (a) three-year average return on equity (weighted 40%), (b) three-year cumulative operating profit (weighted 40%) and (c) market capitalization on the base date (weighted 20%).
(4)	400 stocks are selected by the final ranking with the scores calculated above in (3) and qualitative factors from the perspectives of corporate governance and disclosure. These factors are applied as of the base date and include: the appointment of at least two independent outside directors, releasing the most recent earnings report according to international financial reporting standards and the release of English language earnings information via TDnet. The final score for each stock equals the sum of the score calculated above in (3) plus the score from the qualitative factors. Stocks are ranked from highest to lowest based on their final scores, with the exception that stocks with negative three-year average return on equity and whose most recent return on equity are negative or that have negative three-year cumulative operating profit are moved to the bottom of the ranking. In the event of a tie in final scores, the stock with the higher market capitalization is ranked higher. The top 400 stocks based on their rankings are selected for inclusion in the JPNK400.

The JPNK400 is calculated using free-float adjusted market value weighting and is denominated in points (as a decimal figure) rounded to the second decimal place. The JPNK400 is calculated by dividing the current free-float adjusted market value (the “current market value”) by the market value on the base date (the “base market value”). The market value is the sum of the

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number of shares of each constituent multiplied by that constituent’s stock price. The calculation of the JPNK400 can be represented by the following formula:

Index =	Current Market Value	× Base Point
Base Market Value

The number of shares of each constituent is determined by multiplying the total number of listed shares by the free-float weight ratio following cap-adjustment. The weight of each constituent is capped at 1.5%, and if any constituent exceeds that weight, it is adjusted downwards at the time of the annual review. The free-float weight is determined by excluding the estimated number of listed shares that are deemed not to be available for trading in the market, using publicly available documents. Among the shares that are treated as non-free-float shares are, among others, shares held by specified types of major shareholders and shares held by board members and other representatives. The free-float weights are reviewed annually for each index constituent, with the announcement and effective date for each index constituent occurring on a quarterly basis, depending upon the relevant company’s earnings release schedule. In addition to this annual review, the index sponsors may also adjust a company’s free-float weight to reflect extraordinary events.

In order to maintain continuity, the base market value is adjusted from time to time as a result of an increase or decrease in constituent issues, capital raising or similar events other than market fluctuations. Such events include, but are not limited to: new listings, delistings, new share issues either through public offerings or through rights offerings to shareholders, issuance of shares as a consequence of exercise of convertible bonds or warrants or mergers, acquisitions, consolidations, company splits or other similar changes in corporate structure. The formula for the adjustment is as follows:

New Base Market Value =	Old Base Market Value × (Previous Business Day Market Value ± Adjustment Amount)
Previous Business Day Market Value

Where Adjustment Amount = Increase (decrease) in the number of shares used for the index calculation × stock price used for adjustment.

Licensing Agreement

We expect to enter into a non-exclusive license agreement with the index sponsors providing for the license to us, in exchange for a fee, of the right to use the JPNK400, the proprietary data therein contained (the “JPNK400 Index Value”) and the trademarks “Nikkei Inc.,” “Nikkei” and the “JPX-Nikkei Index 400” (collectively, the “JPNK400 Marks”) in connection with certain securities, including the Warrants.

The JPNK400 Index Value and the JPNK400 Marks are subject to the proprietary rights owned by the index sponsors and the index sponsors own all rights and know-how relating to the JPNK400 such as calculation, publication and use of the JPNK400 Index Value and relating to the JPNK400 Marks. The index sponsors shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the JPNK400 Index Value or to change the JPNK400 Marks or cease the use thereof. The index sponsors make no warranty or representation whatsoever, either as to the results stemmed from the use of the JPNK400 Index Value and the JPNK400 Marks or as to the figure at which JPNK400 Index Value stands on any particular day. The index sponsors give no assurance regarding accuracy or completeness of the JPNK400 Index Value and data contained therein. Further, the index sponsors shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the JPNK400 Index Value. No securities are in no way sponsored, endorsed or promoted by the index sponsors. The index sponsors shall not bear any obligation to give an explanation of the Warrants or any advice on investments to any purchaser of the Warrants or to the public. The index sponsors neither select specific stocks or groups thereof nor take into account any needs of the issuing company or any purchaser of the securities, for calculation of the JPNK400 Index Value. Including but not limited to the foregoing, the index sponsors shall not be responsible for any damage resulting from the issue and sale of the Warrants.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this prospectus supplement or any accompanying prospectus.

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Historical Closing Levels of the Index

The closing level of the index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the life of your Warrants. The following table sets forth the quarterly high and low closing levels for the index, based on daily closing levels, as reported by Bloomberg. The closing level of the index on July 24, 2015 was 14,929.07. Past performance of the index is not indicative of the future performance of the index.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
8/30/2013*	9/30/2013*	11,020.00	10,000.00	10,774.85
10/1/2013	12/31/2013	11,767.24	10,362.38	11,767.24
1/2/2014	3/31/2014	11,800.26	10,330.02	10,893.94
4/1/2014	6/30/2014	11,548.81	10,314.83	11,466.23
7/1/2014	9/30/2014	12,246.68	11,173.77	12,055.67
10/1/2014	12/31/2014	13,148.44	10,712.64	12,768.42
1/2/2015	3/31/2015	14,475.35	12,308.20	14,022.96
4/1/2015	6/30/2015	15,159.05	13,890.43	14,716.19
7/1/2015**	7/24/2015**	15,110.63	14,272.95	14,929.07
*	The index has a base date for calculation of August 30, 2013 and therefore has a limited historical performance. For this reason, available information for the third calendar quarter of 2013 includes data for the period from August 30, 2013 through September 30, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.
**	As of the date of this prospectus supplement, available information for the third calendar quarter of 2015 includes data for the period from July 1, 2015 through July 24, 2015. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2015.

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The graph below illustrates the performance of the index from August 30, 2013 through July 24, 2015, based on information from Bloomberg. The dotted line represents the breakeven level of 16,959.42, which is equal to 113.60% of 14,929.07 (the index starting level), which was the Closing Value on July 24, 2015. The vertical line in the graph below indicates January 6, 2014, which was the first day the index was calculated. The performance data for the period from August 30, 2013 to January 6, 2014 was calculated retroactively by the index sponsors. Past performance of the index is not indicative of the future performance of the index.

18000
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Breakeven Level (113.60% of the Index Starting Level)
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General Terms of the Warrants

The following is a summary of the general terms of the Warrants. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere herein and in the accompanying prospectus. In this section, references to “holders” mean those who own the Warrants registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Warrants registered in street name or in the Warrants issued in book-entry form through the Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Warrants should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Warrants are part of a series that we may issue, from time to time, under the warrant indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Warrants. Terms that apply generally to all Warrants are described in “Description of Warrants We May Offer” in the accompanying prospectus. The terms described herein (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the premium and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Warrants. If you have purchased the Warrants in a market-making transaction after the initial sale, information about the premium and date of sale to you will be provided in a separate confirmation of sale. We describe the terms of the Warrants in more detail below.

Currency

Amounts that become due and payable on your Warrants will be payable in U.S. dollars.

Coupon

We will not pay you interest during the term of the Warrants.

Denominations

The Warrants are unsubordinated, unsecured contractual obligations of UBS, with a premium of $136.00 per Warrant, and a minimum purchase of 74 Warrants (for a total minimum premium of $10,064.00). Purchases in excess of the minimum amount may be made in integrals of one Warrant at a premium of $136.00 per Warrant.

Exercise of Warrants; Worthless Expiration

The Warrants are not exercisable at the option of the holder. The Warrants will be automatically exercised or will expire worthless on the expiration date. The Warrants will:

♦	Expire Worthless: If the index ending level is equal to or less than the index starting level; or
♦	Automatically be Exercised: If the index ending level is greater than the index starting level.

Payment to Holders of the Warrants — Cash Settlement Amount

The Warrants are call warrants linked to the performance of the index, meaning that the economic return a holder of the Warrants receives is a function of the extent to which the level of the index increases from the trade date to the expiration date. The Warrants will be automatically exercised or expire worthless on the expiration date. The cash settlement amount you receive on the cash settlement payment date, if any, will be based on the index ending level relative to the index starting level, as described below:

♦	If the index ending level is greater than the index starting level, the Warrants will be automatically exercised, and for each Warrant, UBS will pay the cash settlement amount on the cash settlement payment date, calculated as follows:

Cash Settlement Amount = Notional Amount × Index Return

♦	If the index ending level is equal to or less than the index starting level, the Warrants will not be exercised and will expire worthless on the expiration date.

As a result, you will lose all of your initial investment and will not receive any cash payment upon expiration.

The “premium” or “initial investment” is $136.00 per Warrant representing 13.60% of the notional amount per Warrant.

The “notional amount” is $1,000.00 per Warrant.

The “index return” is the quotient, expressed as a percentage of (i) the index ending level minus the index starting level divided by (ii) the index starting level. Expressed as a formula:

Index Return =	Index Ending Level— Index Starting Level
Index Starting Level

The “index starting level” is equal to 14,929.07, which is the closing level of the index on the trade date, as determined by the calculation agent.

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The “index ending level” will equal the closing level of the index on the expiration date, as determined by the calculation agent.

The “trade date” is July 24, 2015.

The “settlement date” is July 29, 2015.

The “expiration date” will be July 24, 2018, or if such day is not a trading day, the following trading day, subject to postponement in the event of the occurrence of a market disruption event as described herein.

The “cash settlement payment date” will be July 27, 2018 (which is on or around the third business day following the expiration date), or if such day is not a business day, the following business day, subject to postponement in the event of the occurrence of a market disruption event as described herein.

Investing in the Warrants involves significant risks. The index return must be greater than 13.60% for you to receive a positive return on your initial investment. If the index return is positive but less than 13.60%, you will lose part of your initial investment in the Warrants. If the index ending level is equal to or less than the index starting level, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless. You may lose some or all of your initial investment.

Any payment on the Warrants, including any repayment of your initial investment, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your initial investment.

Closing Level

The closing level of the index on any trading day will be determined based on the closing level of such index or any successor index or alternative calculation of such index published following the regular official weekday close of the principal trading session of the primary exchanges for the index constituent stocks, as determined by the calculation agent.

Expiration Date

We currently expect the expiration date to be July 24, 2018, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the expiration date for the Warrants will be the first following trading day on which the closing level of the index is determinable and on which the calculation agent determines that a market disruption event has not occurred and is not continuing with respect to the index. In no event, however, will the expiration date for the Warrants be postponed by more than eight trading days with respect to the index.

Cash Settlement Payment Date

We currently expect the cash settlement payment date to be July 27, 2018, unless that day is not a business day, in which case the cash settlement payment date will be the next following business day. If the third business day before this applicable day does not qualify as the expiration date as determined in accordance with “— Expiration date” above, then the payment date will be the third business day following such expiration date. If the calculation agent postpones the expiration date with respect to the index, the cash settlement payment date will be automatically postponed to maintain the same number of business days between the postponed expiration date and the cash settlement payment date that existed prior to the postponement of the expiration date. The calculation agent may postpone the expiration date for the index if a market disruption event occurs or is continuing with respect to such index on a day that would otherwise be the expiration date. We describe market disruption events under “— Market Disruption Event” below.

Market Disruption Event

The calculation agent will determine the index ending level based upon the closing level of the index on the expiration date. If the calculation agent determines that, on the expiration date, a market disruption event has occurred or is continuing with respect to the index, the expiration date will be postponed by up to eight trading days. If such a postponement occurs, the calculation agent will determine the index ending level by reference to the closing level for the index on the first trading day on which no market disruption event occurs or is continuing with respect to the index. If, however, the expiration date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, the calculation agent will nevertheless determine the index ending level on such day. In such an event, the calculation agent will estimate the index ending level for the index that would have prevailed in the absence of the market disruption event.

Notwithstanding the occurrence of one or more of the events below, which may, as determined by the calculation agent, constitute a market disruption event, the calculation agent may waive its right to postpone the expiration date, if it determines that one or more of the events described below has not and is not likely to materially impair its ability to determine the closing level of the index.

The calculation agent may also postpone the determination of the index starting level of the index on the trade date if it determines that a market disruption event has occurred or is continuing with respect to the index on that date. If the trade date is postponed, the calculation agent may adjust the expiration date and maturity date to ensure that the stated term of the Warrants remains the same.

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Any of the following will be a market disruption event with respect to the index related to the Warrants, in each case as determined by the calculation agent:

♦	a suspension, absence or material limitation of trading in a material number of index constituent stocks, for more than two hours of trading or during the one hour before the close of trading in the applicable market or markets for such index constituent stocks;
♦	a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to a material number of index constituent stocks in the primary market or markets for those contracts;
♦	any event that disrupts or impairs the ability of market participants in general (i) to effect transactions in, or obtain market values for a material number of index constituent stocks or (ii) to effect transactions in, or obtain market values for, futures or options contracts relating to the index or a material number of index constituent stocks in the primary market or markets for those options or contracts;
♦	the index is not published; or
♦	in any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Warrants that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) effect trading in the index constituent stocks and instruments linked to the index generally.

The following events will not be market disruption events with respect to the index:

♦	a limitation on the hours or numbers of days of trading on trading in options or futures contracts relating to such index or to a material number of index constituent stocks in the primary market or markets for those contracts, but only if the limitation results from an announced change in the regular business hours of the applicable market or markets; and
♦	a decision to permanently discontinue trading in the option or futures contracts relating to an index, in any index constituent stocks or in any option or futures contracts related to such index constituent stocks.

For this purpose, an “absence of trading” in those options or futures contracts will not include any time when that market is itself closed for trading under ordinary circumstances.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation.

If the index sponsors discontinue publication of the index and the index sponsors or any other person or entity publishes a substitute index that the calculation agent determines is comparable to that index and approves the substitute index as a successor index, then the calculation agent will determine the closing level of the index, index return, index starting level, index ending level and the cash settlement amount by reference to such successor index.

If the calculation agent determines that the publication of the index is discontinued and that there is no successor index on any date when the level of such index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or another index or indices, as applicable, and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index.

If the calculation agent determines that any index constituent stocks or the method of calculating the index have been changed at any time in any respect that causes the level of the index not to fairly represent the level of the index had such changes not been made or that otherwise affects the calculation of the closing levels of the index, index return, index starting level, index ending level or the cash settlement amount, then the calculation agent may make adjustments in this method of calculating the index that it believes are appropriate to ensure that the index return used to determine the cash settlement amount is equitable. Examples of any such changes that may cause the calculation agent to make the foregoing adjustment include, but are not limited to, additions, deletions or substitutions and any reweighting or rebalancing of the index constituent stocks, changes made by the index sponsors under their existing policies or following a modification of those policies, changes due to the publication of a successor index, changes due to events affecting one or more of the index constituent stocks or their issuers or any other index constituent stocks, as applicable, or changes due to any other reason. All determinations and adjustments to be made with respect to the closing levels of the index, index return, index starting level, index ending level and the cash settlement amount or otherwise relating to the level of the index will be made by the calculation agent.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of your Warrants without notice. The calculation agent will make all determinations regarding the cash settlement amount of your Warrants, market disruption events, business days, trading days, the index starting level, the index ending level and the amount payable in respect of your Warrants, in its sole discretion. All determinations of the calculation agent, absent manifest error, will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of Warrants at expiration will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Warrants are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depository.

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Business Day

When we refer to a business day with respect to your Warrants, we mean any day that is a business day of the kind described in “Description of Warrants We May Offer — Payment When Offices are Closed” in the accompanying prospectus.

Trading Day

A “trading day” is a day on which trading is generally conducted on the primary exchange(s) or market(s) on which the securities constituting the index are listed or admitted for trading, as determined by the calculation agent.

Unclaimed Payments

Regardless of who acts as paying agent, all money paid or warrant property delivered by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder of the Warrants will be repaid or redelivered to us. After that two-year period, the holder of the Warrants may look only to us for payment of any money or delivery of any warrant property, and not to the trustee, any other paying agent or anyone else.

Booking Branch

The booking branch of UBS AG will be London Branch.

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Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Warrants for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Warrants as described below.

In anticipation of the sale of the Warrants, we or our affiliates expect to enter into hedging transactions involving purchases and sales of securities included in or linked to the index and/or listed and/or over-the-counter options, futures, exchange-traded funds or other instruments on the index constituent stocks or the index prior to on, or after the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. Consequently with regard to your Warrants, from time to time, we or our affiliates may:

♦	acquire or dispose of long or short positions of index constituent stocks or other securities of issuers of the index constituent stocks;
♦	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the index or the price of the above instruments;
♦	acquire or dispose of long or short positions in listed or over-the-counter options, futures or exchange-traded funds or other instruments based on the level of other similar market indices or stocks; or
♦	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Warrants from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge position relating to the Warrants on or before the expiration date. That step may involve sales or purchases of the instruments described above. No holder of the Warrants will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

The hedging activity discussed above may adversely affect the market value of your Warrants from time to time and the cash settlement amount for your Warrants. See “Risk Factors” beginning on page S-10 of this prospectus supplement for a discussion of these adverse effects.

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Supplemental U.S. Tax Considerations

The following is a general description of certain United States federal tax considerations relating to the Warrants. It does not purport to be a complete analysis of all tax considerations relating to the Warrants. Prospective purchasers of the Warrants should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Warrants and receiving payments of amounts under the Warrants. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

This discussion applies to you only if you acquire Warrants in the offering and you hold your Warrants as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

♦	a dealer in securities,
♦	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
♦	a bank or certain other financial institutions,
♦	a regulated investment company,
♦	a real estate investment trust,
♦	a life insurance company,
♦	a tax-exempt organization,
♦	a person that owns Warrants as part of a straddle, a hedging or conversion transaction or other integrated transaction for tax purposes, or who enters into a “constructive sale” or “wash sale” with respect to the Warrants,
♦	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These legal authorities are subject to change, possibly on a retroactive basis.

Except as otherwise noted under “non-U.S. holders” below, this discussion is only applicable to you if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Warrant and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If a partnership holds the Warrants, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Warrants should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Warrants.

We will not attempt to ascertain whether any entity the stock of which is included in the index would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition (including cash settlement) of the relevant Warrant. You should refer to information filed with the Securities and Exchange Commission or an equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if such entity is or becomes a PFIC.

You should consult your own tax advisor regarding the U.S. federal, state and local tax consequences of owning and disposing of Warrants in your particular circumstances.

Tax Treatment of Warrants

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations by us, the Warrants should be treated as call options for U.S. federal income tax purposes. Pursuant to the terms of the Warrants, you have agreed to treat the Warrants in such manner for U.S. federal income tax purposes. Except as otherwise noted below, the discussion below assumes that the Warrants will be so treated.

Tax Treatment of U.S. Holders

Prior to any sale, exchange, exercise or expiration of your Warrant, you should generally not recognize any taxable income, gain and loss in respect of your Warrants.

Upon a sale, exchange, exercise or expiration of your Warrants, you should recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount that you realize and your tax basis in your Warrants. In general, your tax basis in a Warrant should be equal to the amount you paid to acquire the Warrant. Capital gain of a non-corporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year (otherwise such gain or loss would be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

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Possible Alternative Tax Treatments of an Investment in Warrants

Due to the absence of authorities that directly address the proper tax treatment of the Warrants, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment of the Warrants described above. If the IRS were successful in asserting an alternative treatment of the Warrants, the timing and character of income on your Warrants could differ materially from our description herein. For example, the IRS might treat the Warrants as debt instruments issued by us, in which event the taxation of the Warrants would be governed by certain Treasury regulations relating to the taxation of contingent payment debt instruments. In such event, regardless of whether you are an accrual method or cash method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on the Warrants at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the Warrants, in each year that you hold the Warrants (even though you will not receive any cash with respect to the Warrants during the term of the Warrants) and any gain recognized at expiration or upon sale or other disposition of the Warrants would generally be treated as ordinary income. Additionally if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS. Alternatively, it is possible that the IRS might assert that the Warrants represent separate call options on the components of the index or an ownership interest in such components, in which case you might be required to recognize gain or loss on any rebalancing of the index.

Other alternative U.S. federal income tax characterizations of the Warrants might also apply. The IRS could possibly assert that (i) you should include amounts in income during the term of the Warrants, without regard to how long you held the Warrants, (ii) you should be treated as owning the components of the Index, (iii) any gain or loss that you recognize upon the exchange or maturity of the Warrants should be treated as ordinary gain or loss or short-term capital gain or loss, (iv) you should be required to accrue interest or other ordinary income over the term of your Warrants, (v) you should be required to recognize taxable gain upon a rollover, rebalancing or change, if any, of the components of the Index or (vi) Section 1256 should apply to your Warrants (including mark to market treatment over the term of your Warrants) and that any gain or loss that you recognize upon the exchange or maturity of your Warrants should be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Warrants. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your Warrants for U.S. federal income tax purposes.

IRS Notice 2008-2

The IRS has announced that it and the Treasury Department are considering whether holders of prepaid forward or certain other financial contracts should be required to accrue income during the term of the transaction, even if such contracts are not otherwise treated as indebtedness for U.S. federal income tax purposes and solicited comments with respect to the appropriate methodology, scope and other tax issues associated with such transactions, including appropriate transition and effective dates. Legislation has also been introduced that, if it had been enacted, could have affected the tax treatment of derivative contracts. Although neither IRS Notice 2008-2 nor proposed legislation would by their terms apply to contracts that are treated as call options for U.S. income tax purposes, future legislation or IRS guidance could change current law treatment of such options, perhaps retroactively. In the event that any such treatment is adopted, a U.S. holder may be required to accrue ordinary income over the term of the Warrants.

Medicare Tax on Net Investment Income

U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Warrants, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Information Reporting with respect to Foreign Financial Assets

U.S. holders that are individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their U.S. federal income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. “Specified foreign financial assets” include stock or other securities issued by foreign persons and any other financial instrument or contract that has an issuer or counterparty that is not a U.S. person. Individuals that fail to provide such information are subject to a penalty of $10,000 for the taxable year. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Warrants.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Warrants or a sale of the Warrants should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Warrants or a sale of the Warrants to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Warrants.

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Backup Withholding and Information Reporting

The proceeds received from a sale, exchange or maturity of the Warrants will be subject to information reporting unless you are an “exempt recipient” (such as a U.S. corporation) and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed and fully completed applicable IRS Form W-8, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. If you are not a U.S. holder, subject to Section 871(m) and FATCA (as discussed below), you should generally not be subject to United States withholding tax with respect to payments on your Warrants or to generally applicable information reporting and backup withholding requirements upon the sale of your Warrants if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8).

In general, gain realized on the sale, exchange, automatic call or retirement of the Warrants by a non-U.S. holder will not be subject to U.S. federal income tax, unless:

♦	the gain with respect to the Warrants is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, or
♦	the non-U.S. holder is a nonresident alien individual who holds the Warrants as a capital asset and is present in the United States for more than 182 days in the taxable year of the sale and certain other conditions are satisfied, or has certain other present or former connections with the United States.

If the gain realized on the sale, exchange or retirement of the Warrants by the non-U.S. holder is described in either of the two preceding bullet points, the non-U.S. holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld.

Foreign Account Tax Compliance Act.

The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain foreign pass-thru payments made after December 31, 2016 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). Pursuant to these Treasury regulations, withholding tax under FATCA would not be imposed on foreign pass-thru payments pursuant to obligations that are executed on or before the date that is six months after final regulations regarding such payments are published (and such obligations are not subsequently modified in a material manner) or on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold the Warrants through a foreign entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Warrants purchased after the bill was enacted to accrue interest income over the term of the Warrants despite the fact that there will be no interest payments over the entire term of the Warrants. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Warrants.

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Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Warrants to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Warrants. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of Warrants are urged to consult their tax advisors as to the U.S. federal, state, local, non-U.S. and other (including the taxing jurisdiction of the issuers of the index constituent stocks) tax consequences to them of the purchase, ownership and disposition of the Warrants (including possible alternative treatments and the issues presented by the IRS Notice 2008-2).

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ERISA Considerations

We, UBS Securities LLC and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Code) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Warrants by a Plan with respect to which UBS Securities LLC or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Warrants by a Plan with respect to which UBS Securities LLC or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Warrants. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Warrants, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Warrants is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption and that the purchase, holding and, if applicable, subsequent disposition of the Warrants will not constitute or result in a non-exempt prohibited transaction.

Any person proposing to acquire any Warrants on behalf of a Plan should consult with counsel regarding the applicability of ERISA and Section 4975 of the Code thereto, including but not limited to the prohibited transaction rules and the applicable exemptions.

The discussion above supplements the discussion under “Benefit Plan Investor Considerations” in the accompanying prospectus.

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

UBS has agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase from UBS, the aggregate premium amount of the Warrants indicated on the cover of this prospectus supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Warrants. UBS Securities LLC has agreed to resell all of the Warrants to J.P. Morgan Securities LLC and its affiliates (the “Placement Agents”) at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of this prospectus supplement. The Warrants will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. The Placement Agents intend to resell the offered Warrants at the issue price to the public. For more information about the plan of distribution and possible market-making activities, see ‘‘Plan of Distribution’’ in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Warrants. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Warrants after its initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the Warrants against payment for the Warrants on or about the third business day following the trade date.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, will have a “conflict of interest” in an offering of the Warrants within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from any public offering of the Warrants, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, each offering will be conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell the Warrants in an offering to an account over which it exercises discretionary authority without the prior specific written approval of the accountholder.

UBS Securities LLC and its affiliates may offer to buy or sell the Warrants in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Warrants at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Warrants immediately after the trade date in the secondary market is expected to exceed UBS internal valuation of the Warrants as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Warrants and may stop making a market at any time.

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